EXHIBIT 99

                                            Unocal
                                            2141 Rosecrans Avenue, Suite 4000
                                            El Segundo, California 90245

                                  [UNOCAL LOGO]

                                  NEWS RELEASE

                                            Contact:   Barry Lane (Media)
                                                       310-726-7731
                                                       Robert Wright (Investors)
                                                       310-726-7665

                Unocal stockholders elect directors,
                vote on other proposals at 2004 annual meeting
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El Segundo, Calif., May 25, 2004 - Unocal Corporation (NYSE:UCL) today announced the final voting results from its 2004 annual meeting of stockholders.

The company's stockholders approved the four company proposals on the agenda for the meeting and rejected the three stockholder proposals presented at the meeting. Item 5 in the company's proxy statement, the stockholder proposal regarding the requirement that the chairman of the board not concurrently serve as the chief executive officer, was withdrawn by the proponent and, accordingly, no vote was taken on that item. The voting results of the seven items of business conducted at the meeting are as follows (percentages and numbers of shares voted are approximate numbers):

Item 1 - three directors were elected for three-year terms expiring in 2007, with 98.6% of the shares voting for Richard D. McCormick (235.8 million FOR votes and 3.4 million WITHHOLD votes), 98% of the shares voting for Marina v.N. Whitman (234.4 million FOR votes and 4.8 million WITHHOLD votes), and 96.9% of the shares voting for Charles R. Williamson (231.9 million FOR votes and 7.3 million WITHHOLD votes);

Item 2 - the appointment of PricewaterhouseCoopers LLP as the company's independent auditors for 2004 was ratified, with 97.9% of the shares voting for ratification (234.1 million FOR votes, 3.4 million AGAINST votes and 1.6 million ABSTAIN votes);

Item 3 - the 2004 Management Incentive Program was approved, with 81.8% of the shares approving this plan (177.5 million FOR votes, 37 million AGAINST votes and 2.5 million ABSTAIN votes);

Item 4 - the 2004 Directors' Deferred Compensation and Restricted Stock Unit Award Plan was approved, with 92.8% of the shares approving this plan
(201.2 million FOR votes, 13.2 million AGAINST votes and 2.5 million ABSTAIN votes);

Item 6 - a stockholder proposal regarding the use of performance and time-based restricted share programs in lieu of stock options was rejected, with only 5.6% of the shares voting in favor of this proposal (12.1 million FOR votes, 202.1 million AGAINST votes and 2.8 million ABSTAIN votes);

Item 7 - a stockholder proposal regarding the establishment of an office of the board of directors for communications on corporate governance matters was rejected, with only 20.4% of the shares voting in favor of this proposal
(44.3 million FOR votes, 169.1 million AGAINST votes and 3.5 million ABSTAIN votes); and

Item 8 - a stockholder proposal regarding a board report on greenhouse gas emissions was rejected, with only 6.2% of the shares voting in favor of this proposal (13.5 million FOR votes, 186.5 million AGAINST votes and 17 million ABSTAIN votes).

Additional information about each of these proposals can be found in the company's proxy statement for the annual meeting, which was mailed to stockholders and filed with the U.S. Securities and Exchange Commission.

About Unocal Corporation
Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies. The company's principal oil and gas activities are in North America and Asia.

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